As filed with the Securities and Exchange Commission on October 7, 2009
Registration No. 333-162373

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RINO International Corporation
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or Organization)	26-4551943 (I.R.S. Employer Identification Number)

11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian, 116100
People’s Republic of China
+86-411-8766-2700
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

United Corporate Services, Inc.
c/o Capital Corporate Services
202 South Minnesota Street
Carson City, Nevada 89703
775-884-0490
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jenny Y. Liu Chief Financial Officer RINO International Corporation 11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian, 116100 People’s Republic of China +86-411-8766-2700	Carmen Chang, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 88 Century Boulevard 3801 Jin Mao Tower Shanghai 200121, People’s Republic of China +86 (21) 6165-1700

Approximate date of commencement of proposed sale to the public:
From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)(2)		Proposed Maximum Offering Price per Security		Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share (3)	—		—		—	—
Preferred Stock, $0.0001 par value per share (3)	—		—		—	—
Depositary Shares (3)	—		—		—	—
Warrants (4)	—		—		—	—
Debt Securities	—		—		—	—
Total (5)	$150,000,000	(5)	100	% (6)	$150,000,000	$8,370	(7)

(1)
Or (i) if any debt securities are issued at an original issue discount, such greater principal amount at maturity as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any securities are issued in an amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2)
The registrant has estimated the amount to be registered and the proposed maximum offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o).  Exclusive of accrued interest, if any, on the debt securities.  The amount is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)
In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock, preferred stock or depositary shares as may be issued upon conversion or exchange of the securities issued directly hereunder.  No separate consideration will be received for any shares of common stock, preferred stock or depositary shares so issued upon conversion or exchange.

(4)	Includes warrants to purchase common stock, warrants to purchase preferred stock; warrants to purchase depository shares; and warrants to purchase debt securities.

(5)
The proposed maximum offering price per security will be determined by us in connection with the issuance of the securities.  In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $150,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.  The aggregate amount of common stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act, to the extent applicable.

(6)
We will determine the proposed maximum offering price per security in connection with the issuance of the securities and it is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(7)	Calculated pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2009

PROSPECTUS
$150,000,000

RINO International Corporation

By this prospectus, we may offer, from time to time

•	Common stock
•	Preferred stock
•	Depositary shares
•	Warrants
•	Debt securities

See “Risk Factors” beginning on page 5 for information you should consider before buying our securities.

From time to time, we may offer and sell, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, common stock, preferred stock, depositary shares, warrants, debt securities, and any combination thereof, with a total value of up to $150,000,000.

Our common stock is listed on the Nasdaq Global Market under the symbol “RINO.”  On November 13, 2009, the closing price of our common stock was $26.66 per share.
_______________

We will provide specific terms of these securities in supplements to this prospectus.  You should read this prospectus and any supplement carefully before you purchase any of our securities.
_______________

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering.  We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select.  If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus is dated [    ], 2009

Table of Contents

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  Neither this prospectus nor any accompanying prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.  Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement is correct as of any date subsequent to the date of this prospectus or any accompanying prospectus supplement.

Unless otherwise noted, “$” refers to U.S. dollars throughout this prospectus.

-i-

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act.  You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room.  Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov and on our Internet website at http://www.rinogroup.com.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference into this prospectus certain information we file with them, which means that we can disclose important information by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.  We incorporate by reference the documents listed below that we have previously filed with the Commission (under the Commission File Number: 0-52549):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on May 15, 2009, August 10, 2009 and November 16, 2009, respectively;

•
our Current Reports on Form 8-K filed on August 19, 2008, January 27, 2009, February 18, 2009, February 20, 2009, April 8, 2009, May 22, 2009, July 1, 2009, July 13, 2009, July 20, 2009, August 10, 2009 and November 16, 2009*; and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the Commission on July 7, 2009 pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference into this prospectus additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering or the termination of the offering.  Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings, at no cost to you, by telephoning us at +86-411-8766-2700 or by writing us at the following address:

Chief Financial Officer
RINO International Corporation
No. 11, Youquan Rd.
Zhanqian Street, Jinzhou District
Dalian City, 116100, People’s Republic of China

* Pursuant to General Instruction B(2) of Form 8-K, information or reports “furnished” on Form 8-K are not deemed to be “filed” for the purpose of Section 18 of the Exchange Act and are not subject to the liabilities of that section. Unless otherwise specifically noted in the Form 8-K, we are not incorporating and will not incorporate by reference future information or reports “furnished” on Form 8-K into this prospectus.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on Form S-3 with the Commission, using a “shelf” registration process.  Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  This prospectus does not contain all of the information included in the registration statement.  For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

About RINO International Corporation

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated herein by reference.  This summary does not contain all of the information you should consider before buying securities in this offering.  You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.  As used in this prospectus, “we,” “us” and “our” refer to (i) RINO International Corporation (“RINO International”, formerly Jade Mountain Corporation), a Nevada corporation, (ii) Innomind Group Limited (“Innomind Group”), a wholly-owned subsidiary of RINO International Corporation organized under the laws of the British Virgin Islands, (iii) Dalian Innomind Environment Engineering Co., Ltd. (“Dalian Innomind”), a wholly-owned subsidiary of Innomind Group organized under the laws of the People’s Republic of China (the “PRC” or “China”), (iv) Dalian RINO Environment Engineering Science and Technology Co., Ltd., a contractually controlled affiliate of Dalian Innomind, organized under the laws of the PRC (“Dalian Rino”); and (v) Dalian Rino’s wholly-owned subsidiaries, Dalian Rino Environmental Engineering Project Design Co., Ltd. and Dalian Rino Environmental Construction & Installation Project Co., Ltd.

We were originally incorporated in the State of Minnesota in 1984 as Applied Biometrics, Inc. to develop and market a cardiac output monitoring system.  We ceased business operations in August 2000.  In October 2007, through a share exchange transaction, a private financing transaction and a restructuring transaction, we acquired Dalian Rino’s business and ceased being a “shell company” as defined in Rule 12b-2 under the Exchange Act of 1934.

We are an industrial technology-based environmental protection and remediation company based in China.  Specifically, through our subsidiaries and controlled affiliates in China, we are engaged in the business of designing, manufacturing, installing and servicing wastewater treatment and exhaust emission desulphurization equipment principally for use in China's iron and steel industry, and anti-oxidation products and equipment designed for use in the manufacture of hot rolled steel plate products.  All of our products are custom-built for specific project installations, and we execute supply contracts during the design phase of our projects.  Our products are all designed to reduce industrial pollution, energy utilization, or both, and the manufacturing facilities of our products comply with ISO 9001 Quality Management System and ISO 14001 Environment Management System requirements, for which Dalian Rino received certificates in 2004 and 2008.

Since 1978, the PRC has undergone a substantial economic transformation and rapid economic growth, becoming the world's third largest national economy in 2007, and the world's largest iron and steel producer, with rapidly increasing levels of iron and steel production.  As a result of its continuous focus on nation-wide economic development, China's overall industrial pollution output has become a central issue for the national government, and a priority in the PRC's eleventh five-year plan.  For example, in 2008 China's industrial enterprises emitted about 20 million tons of sulphur dioxide, the principal cause of "acid-rain," and the PRC has become the world's largest emitter of sulphur dioxide pollution.  As a consequence of this and other industrially-based environmental challenges, Dalian Rino's customer base - the Chinese iron and steel industry - faces governmental mandates to decrease or eliminate water pollution and sulphur emissions, which are key applications for our products and technologies.

Accordingly, environmental protection and remediation is a relatively new industry in the PRC.  Nonetheless, like the Chinese economy, it is rapidly growing – we estimate that in the next five years the addressable market for wastewater and desulfurization products collectively could represent a market of more than $2 billion while the anti-oxidation product addresses a market which could be over of $1 billion during the same period .  Further, the market for our products is highly regulated by the central PRC government, which sets specific pollution output targets for industrial enterprises.  For this reason, we believe that the demand for our products will continue to be driven by the growth of the PRC's iron and steel industry and government-mandated pollution control standards that are being made more stringent annually.  We also believe that our revenue and profitability growth to date arises largely from these same factors.  Our revenues increased 119.8% to $139.3 million for fiscal year 2008 from $63.4 million for fiscal year 2007.  Our gross profit increased 78.3% to $54.3 million for fiscal year 2008 from $30.5 million for fiscal year 2007.  Our income from operations increased 36.9% to $21.6 million for fiscal year 2008 from $15.8 million for fiscal year 2007.  Our after-tax net income increased 108.3% to $21.3 million for fiscal year 2008 from $10.2 million for fiscal year 2007.

We completed a private financing on October 5, 2007 with 24 accredited investors in which we raised $24,480,319 in gross proceeds (or $21,251,000 in net proceeds) from the sale of 5,464,357 shares of our common stock to these investors pursuant to a Securities Purchase Agreement with such investors as of the same date (the "Securities Purchase Agreement").  Pursuant to the Securities Purchase Agreement and the Make Good Escrow Agreement that we entered into with these investors, a total of 5,580,000 shares of our common stock beneficially owned by our founders Mr. Zou Dejun and his wife, Ms. Qiu Jianping, through the Innomind Trust, were subject to escrow in order to secure our obligation under the Securities Purchase Agreement to deliver additional common stock to these investors in the event we failed to achieve certain financial performance targets for fiscal years 2007 and 2008 (the "Make Good Escrow Shares").  In the event we did not achieve these financial performance targets, we would have been required to release and distribute the Make Good Escrow Shares to these investors.  We achieved these financial performance targets for fiscal years 2007 and 2008, respectively.  As a result, the Make Good Escrow Shares were released to the Innomind Trust, which release was deemed as stock compensation to Mr. Zou and Ms. Qiu.  Consequently, we accrued $17.5 million and $7.5 million of non-cash compensation expense for fiscal years 2008 and 2007, respectively.

Principal Products

We have three principal products and product lines: the “Lamella Inclined Tube Settler Waste Water Treatment System,” the “Circulating, Fluidized Bed, Flue Gas Desulphurization System,” and the “High Temperature Anti-Oxidation System for Hot Rolled Steel.”

Our core product, the Lamella Inclined Tube Settler Waste Water Treatment System (the “Waste Water System”), is a highly efficient wastewater treatment system that incorporates our proprietary and patented "Lamella Inclined Tube Settler" technology.  We believe the Waste Water System is among the most technologically advanced wastewater treatment systems presently in use in China's iron and steel industry.  It includes industrial water treatment equipment, complete sets of effluent-condensing equipment, highly efficient solid and liquid abstraction dewatering equipment and coal gas dust removal and cleaning equipment.  The Waste Water System has received numerous regional and national design awards, and has been successfully installed and used at a number of large steel mills in China, including Jinan Iron & Steel Group Co., Ltd., Benxi Iron & Steel (Group) Co., Ltd., Handan Iron & Steel Group Co., Ltd., Tianjin Tiangang Group Co., Ltd., Panzhihua Iron & Steel Group Co., Ltd., Anyang Iron & Steel Group Co., Ltd., Nanchang Changli Steel Co., Ltd., Shaogang Steel Co., Ltd., Linggang Steel Co., Ltd., Puyang Steel and Hunan Lianyuan Iron and Steel Co., Ltd.

Our Circulating, Fluidized Bed, Flue Gas Desulphurization System (the "Desulphurization System") is a highly effective system that removes particulate sulphur from flue gas emissions generated by the sintering process in the production of iron and steel (a process in which sulphur and other impurities are removed from iron ore by heating, without melting, pulverized iron ore) with the resulting discharge meeting all current relevant PRC air pollution standards.  As compared with equipment using other desulphurization technologies, we believe our proprietary technology has the following primary advantages: our equipment has a smaller footprint, a shorter circulation process and a low calcium sulphur ratio; the cost of operating the system is lower; and the system is more efficient with higher desulphurization rates (for coal with a high (i.e., 6%) sulphur content, desulphurization rates can reach 92%).  The Desulphurization System does not generate wastewater, dust or other secondary pollutants. Our Desulphurization System is designed using proprietary technologies developed primarily through our own internal research and development efforts. We have the right to acquire certain related technology from the Chinese Academy of Sciences for RMB 1,000,000 pursuant to a technology transfer agreement dated May 18, 2007 .

Our High Temperature Anti-Oxidation System for Hot Rolled Steel (the “Anti-Oxidation System”) is a set of products and a mechanized system, that substantially reduces oxidation-related output losses in the production of continuous cast, hot rolled steel.  We believe that in design and technology the Anti-Oxidation System is the only anti-oxidation process available for the iron and steel industry (both in the PRC and internationally) that can be applied in high temperature environments, and is a unique solution to the loss of production output due to high-temperature oxidation, which is a long-standing problem in the world-wide iron and steel industry.

The technology used in our Anti-Oxidation System was jointly developed by Dalian Rino and the Chinese Academy of Sciences.  In March 2006, Dalian Rino acquired the technology from the Chinese Academy of Sciences under an agreement that provides for the co-ownership of the intellectual property rights to the formula for the anti-oxidizing paint used in the Anti-Oxidation System and to the spray system for applying the paint as well as co-ownership of any patents granted and the transfer to Dalian Rino of all commercialization rights related to the Anti-Oxidation System.

Contract Machining Services

In addition to the environmental remediation and protection systems above, since late 2005 we have also used our over capacity during "down time" to perform contract machining services for third-party industrial enterprises.

The specialized heavy machinery and equipment that we use to produce the Waste Water System, the Desulphurization System and the Anti-Oxidation System also provides us with a substantial capacity to undertake the machining of other large, high-precision and advanced structures.  To this end, Dalian Rino established and we maintain strategic cooperation relationships with such companies as Dalian Heavy Industry (Zhonggong) and China First Heavy Industries with which we contract to provide production time on our heavier machine tools, during "down time" on the manufacture of our own products.  For fiscal years 2006, 2007 and 2008, such contract manufacturing business has provided us with $3,608,075, $13,021,070 and $13,884,528 in revenues, respectively, and $2,473,614, $6,625,134 and $6,702,975 in gross profit, respectively.

We expect that as sales of our products increase, we will reduce or eliminate contracting the use of our machines and equipment to third parties.

New Products and Product Development

Sludge Treatment System

In November 2008, Dalian University of Technology successfully developed a new sludge treatment system with our cooperation.  The new sludge treatment system can be used to treat sludge generated by the municipal wastewater treatment process, industrial sludge generated by the chemical industry and oil sludge generated by the oil industry.  We estimate that there is a market of approximately $28.8 billion for the treatment of sludge generated by various municipal wastewater and industrial processing systems in the PRC market.  To treat the sludge, the first and most critical step is to remove water from the sludge through a dehydration process, which reduces the quantity of the sludge and makes it easier to incinerate.  Depending on the heavy metal content of the desiccated sludge, the final product can be used as agricultural fertilizer if the heavy metal content is low, or, after further processing, as a component in various construction materials if the heavy metal content is high.

We believe the current best sludge treatment technology available in the PRC market (provided by third parties) allows for a 30% reduction of water in the sludge while our sludge treatment technology, by using superheated steam to dehydrate sludge, provides an improvement of 10% in water reduction.  In addition, we believe our new sludge treatment system costs approximately 50% less than imported products and the costs of daily operation are approximately 45% less.  The Chinese government recently promulgated a new regulation requiring at least 60% of municipal wastewater be treated by 2010, the implementation of which is expected to significantly increase the amount of sludge generated by the wastewater treatment process in China in the next several years.  We estimate the profit to process one ton of sludge generated by municipal wastewater treatment process varies between $12 and $19 depending on the steam source.  Currently, we estimate that approximately 27.8 million metric tons of sludge is being generated by the wastewater treatment process annually with a water content of approximately 80%.

We believe Northeastern China, where Dalian RINO is located, is regarded as the center of the Chinese oil industry and this region generates approximately 2 million tons of oil sludge annually.  We estimate the profit to process one ton of oil sludge averages $30.

Dalian University of Technology has made a patent application for the technology embodied in the new sludge treatment system in China (Application number: 200710011115.0).  Based on our agreement in principle with Dalian University of Technology, Dalian Rino receives certain rights to use such technology and will pay an ongoing royalty of approximately 5% of sales to Dalian University of Technology.

DXT System

In early September 2009, we commenced installation of our new proprietary ammonia-based desulphurization system (the "DXT system") on a 280 m2 sinter system at Hunan Lianyuan Iron and Steel Company.  The total contract value is approximately $10 million with the installation scheduled to be completed during the second quarter of 2010.  The DXT system  utilizes a technology, through a contractual arrangement , that has been applied by Baosteel Group Co., China's largest steel producer, to its manufacturing process during the past 10 years.  Our DXT system applies such technology, to the best of our knowledge for the first time, in the desulphurization process in China's iron and steel industry.  Our new DXT operating system utilizes coking waste ammonia in the flue gas to effectively remove the sulphur dioxide from the sinter flue gas and produces ammonia sulfate as a by-product, which can be used as fertilizer.  We believe that in addition to our commitment to filtering out up to 99% of the harmful sulphur emissions, the DXT system utilizes less energy, decreases operating and maintenance costs, and creates a sustainable revenue generating activity through the production of fertilizer.  The Chinese government strongly supports technologies which are both environmentally friendly and economical.  Our customers in the iron and steel manufacturing industry that use the DXT system will be eligible for tax credits and government subsidies to offset the costs.

* *  *

We are a Nevada corporation. Our executive offices are located at 11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian, PRC, and our telephone number at that address is +86-411-8766-2700.  We maintain a website on the internet at www.rinogroup.com.  Our website, and the information contained therein, is not a part of this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, any prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance.  Statements containing terms such as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers.  These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our future filings made with the Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof.  Except as required by law, we undertake no obligation to revise or publicly release the results of any revisions to any forward-looking statements.  You are advised, however, to consult any additional disclosures we have made or will make in our reports to the Commission on Forms 10-K, 10-Q and 8-K.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk.  The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus.  You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future.

SECURITIES WE MAY OFFER

We may offer up to $150,000,000 of common stock, preferred stock, depositary shares, warrants and debt securities in one or more offerings and in any combination thereof.  A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers.  We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities.  Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.0001 per share, either alone or underlying other registered securities convertible into our common stock.  Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders.  Currently, we do not pay a dividend.  Each holder of common stock is entitled to one vote per share.  The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series.  Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions prior to the time of sale.  Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including any redemption provisions, rights in the event of liquidation, dissolution or the winding up of RINO International, voting rights and rights to convert into common stock.  We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.  Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.  See “Description of Capital Stock—Preferred Stock” and “Description of The Depositary Shares” for more information regarding the potential terms of any preferred stock or depositary shares we may issue.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or depositary shares.  We may issue warrants independently or together with other securities.  See “Description of the Warrants” for more information regarding the potential terms of any preferred stock we may issue.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt.  The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.”  The senior debt securities will have the same rank as all of our other unsubordinated debt.  The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.  Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities.  We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities will be issued under separate indentures between us and a trustee.  We have summarized below the general features of the debt securities to be governed by the indentures.  See also “Description of the Debt Securities” for more information regarding the potential terms of any debt securities we may issue.  Such summary of selected provisions of the indentures and the debt securities, as well as the information appearing immediately below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. The indentures have been filed as exhibits to the registration statement that we have filed with the SEC (this prospectus being part of that registration statement).  We encourage you to read these indentures.  Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements.  We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate in our products, capital expenditures, to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments or to repay debt.

We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds of the offerings.  We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.  Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consists of 150,000,000 shares.  Those shares consist of (1) 100,000,000 shares designated as common stock, $0.0001 par value and (2) 50,000,000 shares designated as preferred stock, $0.0001 par value.  The only equity securities currently outstanding are shares of common stock.  As of October 1, 2009, there were 25,330,769 shares of common stock issued and outstanding.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our articles of incorporation and by-laws.  For greater details about our capital stock, please refer to our articles of incorporation and by-laws, each as amended.

Common stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders; have no preemptive rights; have no conversion or redemption rights or sinking fund; do not have cumulative voting rights; and share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and distributions, if any, to the holders of preferred stock which have priority.

Our common stock is listed on the Nasdaq Global Market under the symbol “RINO.”  On November 13, 2009, the closing price of our common stock was $26.66 per share.

Preferred stock

The following description of preferred stock and the description of the terms of any particular series of preferred stock that we choose to issue hereunder and that will be set forth in the related prospectus supplement are not complete.  These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series.  The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.  The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the number of shares of each series and such rights as it deems appropriate, including without limitation, any annual rates of dividends for the particular series, any dividend payment dates for the particular series and any date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, any redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

Accordingly, the prospectus supplement for a series of preferred stock will specify, as appropriate:

•	the maximum number of shares;

•	the designation of the shares;

•
the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•
the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•
the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance.

Anti-Takeover Provisions

Our articles of incorporation, as amended, and our by-laws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders.  These provisions are summarized in the following paragraphs.

Authorized Shares of Capital Stock.  Authorized but unissued shares of our common stock and preferred stock under our articles of incorporation could (within the limits imposed by applicable law and NASDAQ Marketplace Rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely.  The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

Limitations on Right to Call Special Meetings; Stockholder Proposal Notice Requirements.  Under our by-laws, a special meeting of our stockholders may be called only by our President or Secretary, or by resolution of the directors.  Additionally, our bylaws require that stockholder proposals meet certain advanced notice and minimum informational requirements.  These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

State Anti-Takeover Laws.  We are subject to the “Combination with Interested Stockholders Statute” under the laws of the State of Nevada.  The Combination with Interested Stockholders Statute prevents “interested stockholders” and an applicable Nevada corporation from entering into a “combination” unless certain conditions are met.  A combination means any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (c) representing 10% or more of the earning power or net income of the corporation.  An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof.  A corporation may not engage in a “combination” within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or outside three years after the interested stockholder acquires his shares if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (b) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (c) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

In addition, the Nevada General Corporation Law contains a “Control Share Acquisition Statute,” which does not currently apply to us because we do not have 100 or more stockholders of record who are residents of the State of Nevada as of the date of this prospectus. The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders.  The Control Share Acquisition Statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors.  Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become “Control Shares” and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right.  The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares.  The board of directors is to notify the stockholders after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters’ rights.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock.  If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement.  Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share.  These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement by and among us, the depositary and the holders of the depositary receipts.  The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement.  Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete, and is subject to modification in any prospectus supplement for any issuance of depositary shares.  You should refer to the forms of the deposit agreement, our articles of incorporation and the certificate of designation that are, or will be, filed with the Commission for the applicable series of preferred stock.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date.  The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution.  If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary.  Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed.  The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock.  Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares.  The record date for the depositary will be the same date as the record date for the preferred stock.  The depositary will, to the extent practicable, vote the preferred stock underlying the depositary shares in accordance with these instructions.  We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions.  The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued.  Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us.  However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares.  The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement.  We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts.  If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock.  In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement.  Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement.  Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished.  The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us.  We may remove the depositary at any time.  Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment.  The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal.  The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares.  As a result, owners will be entitled to take into account for U.S. federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock.  No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares.  The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged.  The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our debt securities, preferred stock or common stock, depositary shares, or any combination thereof.  Warrants may be issued independently or together with our debt securities, preferred stock or common stock, or depositary shares and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.  The warrant agent will act solely as our agent in connection with the warrants.  The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.  This summary of certain provisions of the warrants is not complete.  For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the debt warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations.  Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.  Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock, preferred stock or depositary shares will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock, preferred stock or depositary shares that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of RINO International Corporation.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities.  The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  Together, the senior indenture and the subordinated indenture are called indentures in this description.  This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate.  The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities.  For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus.  In this description of the debt securities, the words “RINO International,” “we,” “us,” or our refer only to RINO International Corporation and not to any of our subsidiaries, unless we expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate.  Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement.  If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount.  We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures.  Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•
the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•
if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•
if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities;”

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.  Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.  The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We will appoint the trustee as the initial security registrar.  Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement.  We may designate additional transfer agents or change transfer agents or change the office of the transfer agent.  However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities.  Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures.  Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security.  Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form.  These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.”  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.  The depositary policies and procedures may change from time to time.  Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities.  Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date.  Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.  However, at our option, we may pay interest by mailing a check to the record holder.  The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement.  We may designate additional paying agents, change paying agents or change the office of any paying agent.  However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us thereafter.  The holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person (other than a subsidiary of us), in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (other than a subsidiary of us), unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership, trust or other business entity;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions specified in the indenture are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 60 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events involving our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement.  An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series.  However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

Unless we indicate otherwise in a prospectus supplement, if an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable.  Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

Notwithstanding the foregoing, each indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under the section entitled “Reports” below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the relevant series of debt securities at an annual rate equal to (i) 0.25% of the principal amount of such series of debt securities for the first 90 days after the occurrence of such event of default and (ii) 0.50% of the principal amount of such series of debt securities from the 91st day to, and including, the 180th day after the occurrence of such event of default, which we call “additional interest.”  If we so elect, the additional interest will accrue on all outstanding debt securities from and including the date on which such event of default first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding the interest payment date.  On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the debt securities will be subject to acceleration as provided above.  In the event we do not elect to pay additional interest upon any such event of default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of debt securities and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such event of default occurs.  Upon our failure to timely give such notice or pay the additional interest, the debt securities will be immediately subject to acceleration as provided above.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity.  Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)
the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement from our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•
reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•
we may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding.  If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•
we may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities.  This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations.  As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

With respect to debt securities of any series that are denominated in a currency other than United States dollars, “foreign government obligations” means:

•
direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Reports

The indentures provide that any reports or documents that we file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same is filed with the Commission.  Documents filed by us with the Commission via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed with the Commission.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures.  The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us.  However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations.  This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary.  If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•
a default in our obligations to pay principal, premium, if any, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•
any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, which we refer to as a non-payment default, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

We will resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may commence on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice.  No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.  The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under the section entitled “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture.  The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

“Indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•
all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•
all obligations of the type referred to in the above clauses of another person, the payment of which, in either case, we have assumed or guaranteed, for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•
renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

“Senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees and other amounts payable in connection with, our indebtedness.  However, senior debt shall not include:

•
any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries.  For purposes of this definition, “voting stock” means stock or other similar interests which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell securities:

•	to or through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may also make sales through the Internet or through other electronic means.  Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold.  These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected.  For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note.  Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors.  The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of securities.  The specific rules of such an auction would be described to potential bidders in a prospectus supplement.  You should review carefully the auction and other rules we will describe in an prospectus supplement in order to understand and participate intelligently in the applicable offering.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of securities.  These underwriters, dealers or agents may be considered to be underwriters under the Securities Act.  As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions.  Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The maximum commission or discount to be received by any underwriter, dealer or agent will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, the Nasdaq Global Market, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement, or a post-effective amendment.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Some securities which we may issue under this prospectus may be new issues of securities with no established trading market.  Underwriters involved in the public offering and sale of these series of securities may make a market in the securities.  However, they are not obligated to make a market and may discontinue market making activity at any time.  No assurance can be given as to the liquidity of the trading market for any securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and Holland & Hart LLP, Reno, Nevada.

EXPERTS

Jimmy C.H. Cheung & Co, CPAs and Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accounting firms, have audited our consolidated financial statements for the years ended December 31, 2007 and 2008, respectively, which are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$8,370
Trustee’s fees and expenses	$15,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$65,000
Printing and engraving	$2,000
Transfer agent fees and expenses	$1,500
Miscellaneous	$5,000
Total	$111,870

Item 15.  Indemnification of Directors and Officers

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated, or the Nevada RSA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada RSA further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.751 of the Nevada RSA provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the Nevada RSA empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

Our by-laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company.  The Company will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such persons promise to repay the Company herefore if it is ultimately determined that any such person shall not have been entitled to  indemnification.  This indemnification policy could result in substantial expenditures by the Company, which it may be unable to recoup.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement*
3.1 †	Articles of Incorporation, as amended
3.2 †	Bylaws, as amended
4.1	Form of Senior Indenture††
4.2	Form of Subordinated Indenture†††
4.3	Form of Senior Debt Security (included in Exhibit 4.1)
4.4	Form of Subordinated Debt Security (included in Exhibit 4.2)
4.5	Form of Certificate of Designation*
4.6	Form of Preferred Stock Certificate*
4.7	Form of Deposit Agreement*
4.8	Form of Depositary Receipt (included in Exhibit 4.7)*
4.9	Form of Warrant Agreement*

Exhibit Number	Exhibit Title
4.10	Form of Warrant Certificate*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation††
5.2	Opinion of Holland & Hart LLP†††
23.1(a) and (b)	Consents of Independent Registered Public Accounting Firms†††
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)††
24.1	Power of Attorney††
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939**
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939**

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939 on form 305B2.

†
Incorporated by reference to Registration Statement on Form 10-SB filed by the Registrant with the Securities and Exchange Commission on April 5, 2007, as amended by the Plan of Merger filed with the Current Report on Form 8-K filed with the SEC on May 9, 2008.

††	Incorporated by reference to the Registration Statement on Form S-3 filed by the Registrant with the Securities and Exchange Commission on October 7, 2009.

†††	Incorporated by reference to the Registration Statement on Form S-3 filed by the Registrant with the Securities and Exchange Commission on November 6, 2009.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and  the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)
The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 2 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalian, Province of Liaoning, People’s Republic of China, on November 16, 2009.

RINO International Corporation

By:	/s/ Zou Dejun
Zou Dejun
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jenny Y. Liu
Jenny Y. Liu
Chief Financial Officer (Principal Financial Officer)

By:	/s/ Yu Li
Yu Li
Controller (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Zou Dejun	Director	November 16, 2009
Zou Dejun

/s/ Qiu Jianping	Chairman of the Board; Director	November 16, 2009
Qiu Jianping

*	Director	November 16, 2009
Zhang Weiguo

*	Director	November 16, 2009
Quan Xie

*	Director	November 16, 2009
Kennith Johnson

*By:	/s/ Jenny Y. Liu
Jenny Y. Liu
Attorney-in-Fact

Exhibit Index

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement*
3.1 †	Articles of Incorporation, as amended
3.2 †	Bylaws, as amended
4.1	Form of Senior Indenture††
4.2	Form of Subordinated Indenture†††
4.3	Form of Senior Debt Security (included in Exhibit 4.1)
4.4	Form of Subordinated Debt Security (included in Exhibit 4.2)
4.5	Form of Certificate of Designation*
4.6	Form of Preferred Stock Certificate*
4.7	Form of Deposit Agreement*
4.8	Form of Depositary Receipt (included in Exhibit 4.7)*
4.9	Form of Warrant Agreement*
4.10	Form of Warrant Certificate*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation††
5.2	Opinion of Holland & Hart LLP†††
23.1 (a) and (b)	Consents of Independent Registered Public Accounting Firms†††
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)††
24.1	Power of Attorney††
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939**
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939**

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939 on form 305B2.

†
Incorporated by reference to the Registration Statement on Form 10-SB filed by the Registrant with the Securities and Exchange Commission on April 5, 2007, as amended by the Plan of Merger filed with the Current Report on Form 8-K filed with the SEC on May 9, 2008.

††	Incorporated by reference to the Registration Statement on Form S-3 filed by the Registrant with the Securities and Exchange Commission on October 7, 2009.

†††	Incorporated by reference to the Registration Statement on Form S-3 filed by the Registrant with the Securities and Exchange Commission on November 6, 2009.